Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

We hereby consent to the use in this Registration Statement on Form S-1 of our reports  dated April 8, 2005 relating to the financial statements and financial statement schedule of First Look Studios, Inc. which appear in such Registration Statement. We also consent to the references to us under the headings “Experts”, “Selected Financial Data” and “Summary Historical Financial Data” in such Registration Statement.

PricewaterhouseCoopers LLP
Los Angeles, California
August 14, 2006